TRANSPORT HOLDINGS INC.

                                  Exhibit 11.1

                 Schedule of Computation of Earnings Per Share

                     (In Thousands, Except Per Share Data)

                                                                       Three Months Ended          Six Months Ended
                                                                            June 30,                    June 30,
                                                                       1996          1995          1996          1995
                                                                    ----------    ----------    ----------    ----------
PRIMARY EARNINGS PER SHARE:                                                         (a) <F8>                    (a) <F8>

Net income                                                        $     4,506   $     6,842   $     9,021   $    14,040
                                                                                  ==========                  ==========
Less:  income attributable to preferred stock                          (1,433)                     (2,841)
                                                                    ----------                  ----------
Net income for primary earnings per share                         $     3,073                 $     6,180
                                                                    ==========                  ==========
Weighted average common stock and common
     stock equivalents outstanding during the period                1,609,332                   1,606,242
                                                                    ==========                  ==========
Primary earnings per share                                        $      1.91                 $      3.85
                                                                    ==========                  ==========

FULLY DILUTED EARNINGS PER SHARE:

Net income for primary earnings per share                         $     3,073                 $     6,180

Plus:  interest on convertible subordinated notes,
     net of applicable income taxes                                       691                       1,397
                                                                    ----------                  ----------
Net income for fully diluted earnings per share                   $     3,764                 $     7,577
                                                                    ==========                  ==========
Weighted average number of common shares
     outstanding during the period, assuming full dilution          3,135,601                   3,135,070
                                                                    ==========                  ==========
Fully diluted earnings per share                                  $      1.20                 $      2.42
                                                                    ==========                  ==========

<F8>
(a) No per share amounts were applicable to the 1995 period, which was prior to the distribution of the Company's shares to the public.